Exhibit 10.13

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into as of March 11, 2014 ( “Effective Date”) by and between Vyrix Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Dr. Vaughan L. Clift, an individual (“Consultant”). The Company and the Consultant are each a “Party” and collectively the “Parties”.

The Company and Consultant hereby agree as follows:

1. Services. The Company hereby engages Consultant to provide to the Company, and Consultant agrees to provide to the Company under the terms and conditions of this Agreement, the services as mutually agreed upon by the Company and Consultant from time to time (hereinafter the “Services”).

2. Consideration. Subject to approval by the Company’s Board of Directors, and as consideration for Consultant’s rendering the Services, the Company shall grant Consultant options to purchase 150,000 shares of the Company’s Common Stock (the “Options”). The exercise price of the Options will be equal to the fair market value per share on the date the Options are granted. The Options will be subject to the terms and conditions of the Company’s 2013 Stock Option and Grant Plan and the definitive agreement evidencing the Options. The Options will vest according to the following schedule: 25% of the shares underlying the Options shall vest upon grant and the remaining shares shall vest in three equal annual installments commencing on the first anniversary of the grant date, provided that as of each such date Consultant is providing Services to the Company.

3. Expenses. The Company shall reimburse Consultant for reasonable and necessary out-of-pocket expenses incurred by Consultant in the performance of the Services, provided such out-of-pocket expenses are approved in advance by an officer of the Company and further are supported by reasonable documentation.

4. Cancellation of Services. Either Party may at any time terminate the performance of all or any portion of the Services to be provided hereunder and may terminate this Agreement upon thirty (30) days prior written notice to the non-terminating Party stating its intention to terminate and, if applicable, specifying the portion of the Services to be terminated.

5. Term of Agreement; Termination. The term of this Agreement and Consultant’s Services hereunder shall commence as of the Effective Date of this Agreement and shall continue until terminated as a result of the death, physical incapacity or mental incompetence of Consultant, which shall result in automatic termination, or pursuant to Section 4. Except as otherwise explicitly provided herein, the provisions of Sections 5 and 6 shall survive the termination or expiration of this Agreement for any reason.

6. Miscellaneous. This Agreement together with all exhibits hereto, contains the entire understanding of the Parties with respect to the matters contained herein, and supersedes all proposals and agreements, written or oral, and all other communications between the Parties relating to the subject matter of this Agreement. Neither this Agreement nor any right or obligation hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company. The Company may assign this Agreement to its affiliates, successors and assigns. Consultant expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whom Consultant’s Services may be transferred without the necessity that this Agreement be resigned at the time of such transfer. This Agreement shall be governed by and construed in accordance with the laws of State of Delaware without regard to its conflict of laws rules. This Agreement may not be modified or amended except in writing signed or executed by Consultant and the Company. In case any provisions (or portions thereof) contained in this Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date last below written.

DR. VAUGHAN L. CLIFT	VYRIX PHARMACEUTICALS, INC.

/s/ Vaughan Clift	By:	/s/ Jarrett Disbrow
Name (Print): Vaughan Clift	Name (Print) Jarrett Disbrow
Address: 10260 Longview Dr.	Title: President and CEO
Lone Tree, CO 80124		Date: 3/12/2014

Date: 3/12/2014